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EXHIBIT 18



July 28, 1998

To the Board of Directors of
MemberWorks Incorporated

Dear Directors:

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended June 30, 1998 and issued our report thereon dated July 28, 1998. Note 12 to the consolidated financial statements describes a change in the Company's method of accounting for the costs of printing and mailing of membership materials. It should be understood that the preferability of one acceptable method of accounting for the costs of printing and mailing of membership materials over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's judgment. Based on our discussions with management, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for the costs of printing and mailing of membership materials in conformity with Accounting Principles Board Opinion No. 20.

Yours truly,


/s/ PricewaterhouseCoopers LLP


                                     -20-